Exhibit 99.1
FOR IMMEDIATE RELEASE
NEWS
FROM
CONTACTS:	Bank Mutual Corporation Michael T. Crowley, Jr. Chairman and Chief Executive Officer or Michael W. Dosland Senior Vice President and Chief Financial Officer (414) 354-1500
BANK MUTUAL CORPORATION REPORTS OPERATING RESULTS FOR
THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2010 AND 2009
Milwaukee, Wisconsin
January 28, 2010
Bank Mutual Corporation (NASDAQ: BKMU) reported a net loss in the fourth quarter of 2010 of $76.4 million or $1.68 per diluted share compared to net income of $1.5 million or $0.03 per diluted share in the same quarter in 2009. The loss in the 2010 quarter was due in large part to a previously- announced charge related to Bank Mutual’s early repayment of $756.0 million in borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago. Bank Mutual Corporation (“Bank Mutual”) repaid these borrowings in December and recognized a one-time charge of $53.6 million or $1.17 per diluted share, net of the related income tax effect. Also contributing to the loss in the 2010 quarter was a provision for loan losses of $20.4 million or $0.44 per diluted share, also net of the related income tax effect, which was within the range previously announced by Bank Mutual. Bank Mutual’s net loss for the year ended December 31, 2010, was $72.6 million or $1.59 per diluted share compared to net income of $13.7 million or $0.29 per diluted share in the previous year. As of December 31, 2010, Bank Mutual’s subsidiary bank remains well capitalized for regulatory capital purposes.
Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual, commented, “As noted in our December announcement, we decided to repay certain borrowings from the FHLB of

Chicago prior to their six-year average maturity. These borrowings carried a very high, above-market interest rate, so this action will significantly reduce our annual interest expense in future periods.” Mr. Crowley added, “Our strong capital and excellent liquidity positions have given us the flexibility to take these important steps, which we believe will facilitate future growth and profitability. We were able to utilize available cash and other overnight investments to retire this debt and did not need to sell assets in the fourth quarter. As a result of this transaction, our total assets declined significantly during the fourth quarter.” The related borrowings were originally drawn in 2006 and 2007 under standard loan programs offered by the FHLB of Chicago to eligible financial institutions. Loan programs offered by the FHLB of Chicago are not related to capital funding programs offered by the U.S. government under its Troubled Asset Relief Program, more commonly known as “TARP.” Due to Bank Mutual’s level of capitalization and overall financial and operating condition, it has never accepted TARP funds nor has it participated in any other capital funding programs offered by the U.S. government.
Mr. Crowley commented further, “Our provision for loan losses was also elevated in the fourth quarter relative to previous periods. In recent months we noted a substantial increase in the number of our commercial real estate borrowers whose properties were experiencing increased vacancies, declining lease rates, or delays in unit sales, as well as continued declines in real estate values. We established loss allowances on these relationships to the extent we considered necessary and prudent based on these developments.” On a pre-tax basis Bank Mutual’s provision for loan losses was $33.9 million in the fourth quarter of 2010 compared to $3.6 million in the same period in 2009. For the full year, the provision for loan loss was $49.6 million in 2010 compared to $12.4 million in 2009.
Bank Mutual’s net interest income declined by $7.6 million during the fourth quarter of 2010 compared to the same quarter in 2009 and declined by $21.7 million during the year ended December 31, 2010, compared to the same period in the previous year. These declines were primarily attributable to a decrease in Bank Mutual’s interest rate spread between the periods and, to a lesser extent, a decrease in average earning assets between the periods. Bank Mutual’s interest rate spread decreased by 76 and 56 basis points during the three- and twelve-month periods ended December 31, 2010, respectively, compared to the same periods in 2009. Bank Mutual’s average earning assets declined by $269.5 million or 8.3% and $97.4 million or 3.0% during the three- and twelve-month periods ended December 31, 2010, respectively, compared to the same periods in 2009. Contributing to the decline in average earning assets in the 2010 periods was the repayment of $756.0 million in borrowings from the FHLB of Chicago in December. As previously noted, Bank Mutual utilized available cash and other overnight investments to retire these obligations. Management expects that the repayment of these borrowings will have a favorable impact on Bank Mutual’s net interest income in future periods. The repaid borrowings had a weighted-average cost of 4.17% or $31.5 million per year, whereas the average yield on short-term and overnight investments and other acceptable investment opportunities was substantially lower than 4.17% and was not expected to improve in the near term.
During 2010 Bank Mutual experienced increased levels of liquidity due to reduced portfolio loan demand and increased repayment activity in its loan and securities portfolios. These developments were caused by persistent weakness in economic conditions, as well as a record low interest rate environment that resulted in continued refinancing of adjustable-rate residential and home equity loans into fixed-rate residential loans, which Bank Mutual typically sells in the secondary market. In addition, in periods prior to the quarter just ended, Bank Mutual sold significant amounts of longer-

term mortgage-related securities at gains in an effort to reduce its exposure to interest rate risk and to improve the overall liquidity position on its balance sheet. In general, Bank Mutual reinvested the cash proceeds from the aforementioned sources in short-term securities and overnight investments or used them to repay FHLB borrowings, as previously noted. Short-term and overnight investments typically have significantly lower yields than loans and other types of securities, which contributed to the decline in Bank Mutual’s interest rate spread in 2010.
Bank Mutual has also managed its liquidity position in 2010 by reducing the rates it offers on its certificates of deposits and certain other deposit accounts. This resulted in a $59.2 million or 2.8% decrease in deposit liabilities during the year ended December 31, 2010, compared to 2009. It has also contributed to a 53 basis point decline in the weighted-average cost of interest-bearing deposit liabilities at December 31, 2010, compared to the same date in 2009.
Bank Mutual’s provision for loan losses was $33.9 million during the fourth quarter of 2010 compared to $3.6 in the same quarter last year. The provision for the year ended December 31, 2010, was $49.6 million compared to $12.4 million in 2009. The losses in these periods have been affected by persistent weakness in economic conditions, continuing elevated levels of unemployment, and further declines in real estate values. These conditions have been particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and undeveloped land. In recent months management has noted increased vacancy rates, declining rents, and/or delays in unit sales for many of the properties that secure Bank Mutual’s loans. In many instances, management’s observations have included loans that borrowers and/or loan guarantors have managed to keep current despite underlying difficulties with the collateral properties. In view of these developments, and an increasingly strict regulatory environment, Bank Mutual concluded that the probability of a number of these loans being collateral dependent had increased and that recording an increase in provision for loan losses was appropriate.
During the fourth quarter of 2010 Bank Mutual recorded $16.2 million in loss provisions against 11 loan relationships aggregating $44.7 million. These losses were in addition to $2.2 million in loss provisions that had been recorded in prior quarters against two of the loans in this group. These 11 loans were secured by commercial real estate, multi-family real estate, and undeveloped land. In addition, during the same quarter Bank Mutual recorded $12.6 million in loss provisions on a large number of smaller commercial real estate, multi-family real estate, undeveloped land, and commercial business loan relationships, as well as $0.6 million in loss provisions on one- to four-family loans and consumer loans. Finally, during the fourth quarter of 2010 Bank Mutual also recorded $4.5 million in additional loss provisions that reflected management’s general concerns related to continued increases in Bank Mutual’s non-performing loans, as well as continued declines in commercial real estate values, weakness in economic conditions, and high unemployment.
On a full-year basis in 2010, Bank Mutual recorded $22.0 million in loss provisions against 13 loan relationships aggregating $48.5 million, which includes the 11 mentioned in the previous paragraph. These loans were secured by commercial real estate, multi-family real estate, land and equipment and inventory in the case of one commercial business loan. In addition, during the year ended December 31, 2010, Bank Mutual recorded $19.0 million in loss provisions on a large number of smaller commercial real estate, multi-family real estate, and commercial business loan relationships, as well as $1.3 million in loss provisions on one- to four-family loans and consumer loans. Finally, Bank Mutual recorded $7.3 million in additional loss provisions that reflected management’s general concerns related to continued declines in commercial real estate values, as well as continued weaknesses in economic conditions and high unemployment.
During the full year 2009 Bank Mutual recorded $9.5 million in loss provisions against 12 commercial real estate, multi-family real estate, and undeveloped land loan relationships aggregating $33.9 million (none of which are included in the loan groups mentioned in the previous paragraphs). Bank Mutual also recorded $1.6 million in loss provisions on a number of smaller loans during that period, consisting principally of commercial real estate and commercial business loans and, to a lesser extent, one- to four-family and consumer loans. Finally, during 2009 Bank Mutual also recorded $1.3 million in losses that reflected management’s general concerns relating to deterioration in economic conditions, increased unemployment rates, and declines in real estate values in that period.
Service charges on deposits declined by $37,000 or 2.2% and $282,000 or 4.4% during the three- and twelve-month periods ended December 31, 2010, respectively, compared to the same periods in 2009. These declines were principally due to a decrease in overdraft charges and ATM/debit card fees. Management attributes these declines to persistent weakness in economic conditions, which has resulted in reduced spending by consumers in general, including deposit customers of Bank Mutual. In August 2010 Bank Mutual implemented procedures in response to new federal regulations that reduced the circumstances in which financial institutions may charge overdraft fees on customer debit card transactions. Bank Mutual took steps to reduce the impact the new regulations could have on fee revenue and, as a result, has not noted a significant decline in overdraft fee revenue since it implemented the new procedures.
Brokerage and insurance commissions were $752,000 during the fourth quarter of 2010, a $37,000 or 5.2% improvement over the same period in the previous year. On a full-year basis, this revenue was $3.1 million in 2010, a $282,000 or 10.1% increase compared to 2009. The improvement between the quarterly periods was principally due to increased sales of tax-deferred annuity products. It is not unusual for sales of such products to increase during periods of lower interest rates, when the returns on annuities improve relative to other investment alternatives such as certificates of deposit. The improvement between the full-year periods was also due to increased annuity sales, but also contributing were increased sales of mutual funds and other equity investments earlier in 2010 due to a general improvement in the equity markets.
Net loan-related fees and servicing revenue was $142,000 during the three months ended December 31, 2010, compared to $406,000 in the same period of 2009. Net loan-related fees and servicing revenue was $103,000 in 2010 compared to $184,000 in 2009. The following table presents the primary components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
	(Dollars in thousands)
Gross servicing fees	$671	$617	$2,584	$2,193
Mortgage servicing rights amortization	(1,177)	(583)	(3,277)	(3,023)
Mortgage servicing rights valuation recovery	479	221	281	535

Loan servicing revenue, net	(27)	255	(412)	(295)
Other loan fee income	169	151	515	479

Loan-related fees and servicing revenue, net	$142	$406	$103	$184

Gross servicing fees increased in the 2010 periods compared to the 2009 periods as a result of an increase in the amount of loans that Bank Mutual services for third-party investors. As of December 31, 2010, Bank Mutual serviced $1.1 billion in loans for third-party investors compared to $1.0 billion at December 31, 2009. Amortization of mortgage servicing rights (“MSRs”) typically increases in periods of lower interest rates due to increased loan refinance activity, such as that which was experienced during the latter half of 2010 and the first half of 2009. Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The change in this allowance is recorded as a recovery or charge, as the case may be, in the period in which the change occurs.
Gains on sales of loans were $3.1 million in the fourth quarter of 2010 compared to $1.3 million in the same period last year. Gains on sales of loans were $8.6 million during the twelve months ended December 31, 2010, compared to $9.1 million during 2009. During the fourth quarter of 2010 sales of one- to four-family mortgage loans were $186.3 million compared to $90.8 million for the same period in 2009. Loan sales increased in the latter half of 2010 in response to a record low interest rate environment that encouraged many fixed-rate borrowers to refinance existing loans at lower rates. In addition, adjustable-rate borrowers were motivated to refinance into fixed-rate loans. Bank Mutual sells substantially all of these loans in the secondary market. On a full-year basis loan sales in 2010 were $409.4 million compared to $584.0 million in 2009. Interest rates for mortgage loans were also very low during the first half of 2009 which resulted in high levels of refinance activity during that period. Although interest rates were generally lower during the latter half of 2010, they have increased in recent weeks and the pace of residential loan originations and sales has slowed. If this trend continues, Bank Mutual expects that gains on sales of loans will be lower in 2011 compared to 2010.
Net gain (loss) on investment activities was a loss of $325,000 during the three months ended December 31, 2010, compared to a gain of $538,000 during the same period in 2009. On a full-year basis, gains were $16.0 million in 2010 compared to $6.8 million in 2009. Results for 2009 were net of $831,000 in other-than-temporary impairment (“OTTI”) charges related to a mutual fund investment. Excluding this charge, gains on investment activities during the year ended December 31, 2009, were $7.6 million. During the years ended December 31, 2010 and 2009, Bank Mutual sold $885.0 million and $468.8 million, respectively, in longer-term, fixed-rate mortgage-related securities. In addition, Bank Mutual sold $190.5 million in adjustable-rate mortgage-related securities in 2010 compared to no sales of such securities in 2009.
During the fourth quarter of 2010 Bank Mutual recorded a $700,000 loss on a $2.6 million net investment in 318 acres of partially-developed land held for future development. In the judgment of management, continued declines in real estate values justified the loss. There are currently no efforts underway to further develop or dispose of this property.
Other non-interest income increased by $291,000 or 20.4% and $1.0 million or 16.1% during the three- and twelve-month periods ended December 31, 2010, respectively, compared to the same periods in 2009. Most of these increases were due to an increase in earnings from Bank Mutual’s investment in bank-owned life insurance (“BOLI”) and certain other employee benefit trusts, which benefited from a lower interest rate environment in 2010.

Total non-interest expense was $108.2 million in the fourth quarter of 2010 and $159.8 million for the full-year 2010. These amounts include a one-time pre-tax charge of $89.3 million to repay $756.0 million in borrowings from the FHLB of Chicago prior to their scheduled maturities, as previously discussed. Excluding this one-time charge, total non-interest expense increased by $2.7 million or 16.6% and $2.3 million or 3.4% during the three- and twelve-month periods ended December 31, 2010, respectively, compared to the same periods in the previous year. The increase between the quarterly periods was due primarily to a $1.6 million increase in losses on foreclosed real estate. On a full-year basis, these losses increased by $5.7 million in 2010 compared to 2009. In recent periods Bank Mutual has experienced an increase in losses on foreclosed real estate due to continued declines in real estate values and weak economic conditions. If these conditions persist, future losses on foreclosed real estate could remain elevated in the near term.
Compensation-related expense increased by $487,000 or 5.5% and decreased by $3.1 million or 7.9% during the three- and twelve-month periods ended December 31, 2010, respectively, compared to the same periods in 2009. The full-year decline was primarily caused by lower levels of stock-based compensation. ESOP expense declined in 2010 because it was the last year of Bank Mutual’s commitment to the ESOP. Under the terms of the plan, the number of shares scheduled to be allocated to employees in the final year was substantially lower than it was in earlier years. Bank Mutual does not expect to continue ESOP contributions beyond its original commitment at this time. However, this decision is subject to review on a periodic basis and contributions may be reinstated in future periods. Also contributing to the decrease in stock-based compensation in 2010 relative to 2009 was a large grant of stock options and restricted stock that was made in 2004 and became fully vested in mid-2009. No amortization expense related to that grant was recorded beyond that point. The increase in compensation-related expense in the fourth quarter of 2010 compared to the same period in 2009 was caused by the reversal of certain bonus accruals and favorable adjustments to employee benefit plan costs in the fourth quarter of 2009 that were not necessary in 2010.
Occupancy and equipment costs were $2.7 million during the fourth quarter of 2010, a $93,000 or 3.3% decrease from the same period in 2009. These same costs were $11.2 million during the year ended December 31, 2010, which was a $539,000 or 4.6% decrease from the same period in the previous year. These decreases were primarily caused by lower data processing costs, due in part to the negotiation of a new contract with Bank Mutual’s third-party data processor in late 2009, as well as lower levels of repair and maintenance expense and rent expense in 2010.
FDIC insurance premiums increased by $74,000 or 7.9% and decreased by $528,000 or 11.5% during the three- and twelve-month periods ended December 31, 2010, respectively, compared to the same periods in the previous year. Results in 2009 included a $1.6 million non-recurring special assessment from the FDIC that was charged to all insured financial institutions (based on total assets less Tier 1 capital) as of June 30, 2009. Excluding this special assessment, Bank Mutual’s FDIC insurance premiums increased by $1.0 million or 33.5% during year ended December 31, 2010, compared to the previous year. In the second quarter of 2009 the FDIC raised its regular premium rates for all financial institutions. In addition, during the first quarter of 2009 Bank Mutual utilized the last of certain premium credits that had been available to offset deposit premium costs.
Other non-interest expense increased by $580,000 or 18.4% and $757,000 or 6.3% during the three- and twelve-month periods ended December 31, 2010, respectively, compared to the same periods in the previous year. These increases were primarily caused by an increase in costs to maintain and otherwise administer Bank Mutual’s foreclosed and repossessed properties. These increases were offset in part by lower expenses related to marketing and advertising in the 2010 periods relative to the same periods in 2009.
Income tax benefit was $51.4 million during the three months ended December 31, 2010, compared to an expense of $424,000 in the same period of 2009. On a full-year basis, income tax benefit was $49.9 million in 2010 compared to an expense of $5.4 million in the 2009. The large income tax benefit in the 2010 periods were caused by Bank Mutual’s pre-tax loss, which was principally the result of the one-time charge to repay borrowings from the FHLB of Chicago, as well as a significant increase in provision for loan losses, as previously described.
In the first quarter of 2009 Bank Mutual recorded a $1.8 million tax benefit related to the elimination of a valuation allowance it had established against a deferred tax asset in prior years. The deferred tax asset related to Wisconsin net operating loss carryovers for which management was previously unable to determine whether it was more likely than not that the tax benefits would be realized in future periods. In the first quarter of 2009 Wisconsin law was amended from a system that taxed each affiliated entity separately to a form of combined reporting. As a result of this change, management determined that Bank Mutual’s Wisconsin net operating losses that had not been recognized in prior periods would be realizable, which resulted in a one-time tax benefit of $1.8 million in the first quarter of 2009. Excluding this benefit, income tax expense in 2009 would have been $7.2 million.
For reasons described earlier in this release, Bank Mutual’s origination of one- to four-family mortgage loans declined in 2010, from $639.7 million in the year ended December 31, 2009, to $495.6 million in 2010. Since December 31, 2009, Bank Mutual’s portfolio of one- to four-family loans declined from $644.9 million at that date, to $531.9 million at December 31, 2010. This decline was caused by continued refinancing of adjustable-rate loans by borrowers (which Bank Mutual typically retains in portfolio) into fixed-rate loans (which Bank Mutual typically sells). Although market interest rates for mortgage loans have increased in recent weeks, they remain low by historical standards. As such, Bank Mutual expects borrowers to continue to prefer fixed-rate mortgage loans in the near term, which could impact its ability to increase its portfolio of one- to four-family loans in future periods.
Multi-family and commercial real estate mortgage loan originations were $59.2 million during the year ended December 31, 2010, compared to $55.2 million during the same period in 2009. Bank Mutual’s aggregate portfolio of multi-family and commercial real estate mortgage loans increased from $467.5 million at December 31, 2009, to $493.9 million at December 31, 2010. A substantial portion of this increase was due to construction and development loans that were transferred to permanent financing during the period. As a result of this development, Bank Mutual’s portfolio of construction and development loans declined by $30.7 million or 26.5% during the year ended December 31, 2010.
Commercial business loan originations in the year ended December 31, 2010, were $34.5 million compared to $22.6 million in the same period in 2009. Bank Mutual’s portfolio of commercial business loans decreased by $1.9 million or 3.6%, from $52.0 million to $50.1 million during the year ended December 31, 2010.

Consumer loan originations, including fixed-term home equity loans and home equity lines of credit, were $78.2 million during the year ended December 31, 2010, compared to $76.9 million during the same period in the prior year. Bank Mutual’s consumer loan portfolio declined from $275.5 million at December 31, 2009, to $243.5 million at December 31, 2010. This decline was due in part to an interest rate environment in recent periods that has encouraged many borrowers to refinance their home equity loans or lines of credit and other consumer loans into first mortgage loans. Many of these borrowers reestablished home equity lines of credit with Bank Mutual in accordance with its established lending standards, but had not drawn substantial amounts on these lines as of the end of the period.
In light of current economic conditions and recent loan origination activity, management believes growth in all categories of Bank Mutual’s loan portfolio may be challenging in the near term. However, management has taken proactive steps in recent months to improve the outlook for Bank Mutual’s growth. David A. Baumgarten, President of Bank Mutual, noted, “We are currently in the process of expanding our commercial banking capabilities and have recently hired a number of experienced commercial bankers to help us with these initiatives. Additional staff additions are in the works that will also improve our sales culture in our retail network.” Mr. Baumgarten continued, “We have the capital and management expertise to continue to be a stable, reliable partner for businesses in Wisconsin and our business and retail customers should look forward to additional product and service offerings in coming months.”
Bank Mutual’s available-for-sale securities portfolio decreased by $817.7 million or 55.2% during the year ended December 31, 2010. This decrease was primarily the result of the sale of $885.0 million in longer-term, fixed-rate mortgage-related securities and $190.5 million in adjustable-rate mortgage-related securities in periods prior to the fourth quarter. As previously noted, Bank Mutual sold significant amounts of securities in prior quarters in an effort to reduce its exposure to interest rate risk and to improve the overall liquidity position on its balance sheet.
Bank Mutual’s other assets increased by $48.0 million or 23.2% during the year ended December 31, 2010. Most of this increase is attributable to a substantial increase in current and deferred income taxes due to Bank Mutual’s operating loss in 2010.
Deposit liabilities decreased by $59.2 million or 2.8% during the year ended December 31, 2010, to $2.08 billion compared to $2.14 billion at December 31, 2009. Core deposits, consisting of checking, savings, and money market accounts, increased by $99.6 million or 11.7% during the period while certificates of deposit declined by $158.8 million or 12.3%. Core deposits increased as primarily in response to a historically low interest rate environment that has made such accounts more economical and/or practical for customers. In addition, core deposits were higher than typical at December 31, 2010, due to the timing of certain local government tax deposits which had not been withdrawn as of that date. With respect to certificates of deposit, Bank Mutual has reduced the rates it offers on this product during the year in an effort to manage its overall liquidity position, which has resulted in a decline in certificates of deposit. Due in part to these efforts, the weighted-average cost of Bank Mutual’s deposits declined by 53 basis points during the year ended December 31, 2010.
Borrowings, which consist of advances from the FHLB of Chicago, declined by $757.0 million or 83.5% during the twelve months ended December 31, 2010. This decline was due to the early repayment of $756.0 million in borrowings from the FHLB of Chicago in December, as previously described. Approximately $100.0 million of Bank Mutual’s remaining borrowings at December 31, 2010, are redeemable at the option of the FHLB of Chicago, although such borrowings have a remaining maturity of only one-and-a-half years. In addition, all of Bank Mutual’s advances from the FHLB of Chicago at December 31, 2010, are subject to significant prepayment penalties if repaid prior to their stated maturity. Management believes that additional funds would be available to be borrowed from the FHLB of Chicago or other sources in the future to fund loan originations or security purchases if needed or desirable; however, management does not expect additional borrowings to be significant in the near term. There can be no assurances of the future availability of borrowings or any particular level of future borrowings.
Other liabilities declined to $45.0 million at December 31, 2010, from $59.7 million at December 31, 2009. Most of this decline was caused by payables to securities brokers for securities purchased in December 2009 that settled in January 2010.
Shareholders’ equity declined from $402.5 million at December 31, 2009, to $313.0 million at December 31, 2010. This decline was primarily the result of the net loss from operations in 2010. The Company’s accumulated other comprehensive loss increased during the year due principally to adjustments related to the Company’s net pension liability. Bank Mutual’s ratio of shareholders’ equity to total assets was 12.07% at December 31, 2010, compared to 11.46% at December 31, 2009. Book value per share of Bank Mutual’s common stock was $6.84 at December 31, 2010, compared to $8.72 at December 31, 2009.
Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of December 31, 2010, management estimates that the subsidiary bank’s total risk-based capital ratio was approximately 18.1% and its Tier 1 capital ratio was approximately 9.3%. The minimum percentages to be “adequately capitalized” under current supervisory regulations are 8% and 4%, respectively. The minimums to be “well capitalized” are 10% and 5%, respectively.
Bank Mutual has paid 40 consecutive quarterly cash dividends since its initial stock offering in November 2000. During the fourth quarter of 2010 Bank Mutual paid a cash dividend of $0.03 per share to shareholders. While Bank Mutual’s capital remains strong, regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary and have often requested capital levels above stated requirements. In addition, in 2010 Congress enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) which, when fully effective, will impose capital requirements on Bank Mutual. These developments may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock. During the fourth quarter of 2010 Bank Mutual did not repurchase any shares of its common stock nor did its board of directors authorize a new program for the purchase of additional shares.
Bank Mutual’s non-performing loans were $122.9 million or 9.29% of loans receivable as of December 31, 2010, compared to $42.6 million or 2.83% as of December 31, 2009. Non-performing assets, which includes non-performing loans, were $142.2 million or 5.49% of total assets and $60.3 million or 1.72% of total assets as of these same dates, respectively. The increase in non-performing loans and assets was caused by persistent weakness in economic conditions, continued declines in commercial real estate values, and elevated unemployment rates in 2010, which has resulted in increased stress on borrowers and increased loan delinquencies. Many properties securing Bank Mutual’s loans have experienced increased vacancy rates, declining lease rates, or delays in unit sales, as well as continued declines in real estate values. During the fourth quarter of 2010 in particular, management increased its assessment of the number of loans secured by commercial real estate, multi-family real estate, undeveloped land, and commercial business assets that are or will likely become collateral dependent. In many instances, management’s assessment included loans that borrowers have managed to keep current despite underlying difficulties with the properties that secure the loans. As of December 31, 2010, non-performing loans included $38.1 million in loans that were current on all contractual principal and interest payments, but which management determined should be classified as non-performing in light of underlying difficulties with the properties that secure the loans, as well as an increasingly strict regulatory environment. Bank Mutual will continue to record periodic interest payments on these loans in interest income provided the borrowers remain current on the loans and provided, in the judgment of management, Bank Mutual’s net recorded investment in the loan is deemed to be collectible.
Bank Mutual’s allowance for loan losses increased to $48.0 million or 3.63% of total loans at December 31, 2010, compared to $17.0 million or 1.13% at December 31, 2009. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 39.0% at December 31, 2010, compared to 40.0% at December 31, 2009. The dollar increase in the allowance was caused by the additional loss allowances that were established during the year ended December 31, 2010, as described earlier in this release. This development was partially offset by $18.7 million in net loan charge-offs during the year. Management believes the allowance for loan losses at December 31, 2010, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.
Bank Mutual Corporation is the fifth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on The NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 78 banking locations in the state of Wisconsin and one in Minnesota.
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Cautionary Statements
The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual’s prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection” and similar expressions or use of verbs in the future tense, and are intended to identify forward-looking statements; any discussions of periods after the date for which this report is filed are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual’s control, that could cause Bank Mutual’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including high rates of unemployment and the significant instability in credit, lending, and financial markets; further declines in the real estate market, which could further affect both collateral values and loan activity; high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; changes in regulators’ expectations for financial institutions’ capital levels, which can among other things affect Bank Mutual’s ability to pay dividends or repurchase shares; regulatory responses to increased loan losses and allowances, which may affect Bank Mutual’s business and increase its costs; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the right of creditors; monetary and fiscal policies of the federal government; increased competition and/or disintermediation within the financial services industry; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the recently enacted Dodd-Frank Act; changes in tax rates, deductions and/or policies; changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; demand for other financial services; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2009 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	December 31	December 31
	2010	2009
ASSETS
Cash and due from banks	$48,393	$37,696
Interest-earning deposits	184,439	189,962

Cash and cash equivalents	232,832	227,658
Securities available-for-sale, at fair value:
Investment securities	228,023	614,104
Mortgage-related securities	435,234	866,848
Loans held-for-sale, net	37,819	13,534
Loans receivable, net	1,323,569	1,506,056
Foreclosed properties and repossessed assets	19,293	17,689
Goodwill	52,570	52,570
Mortgage servicing rights, net	7,769	6,899
Other assets	254,709	206,706

Total assets	$2,591,818	$3,512,064

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$2,078,310	$2,137,508
Borrowings	149,934	906,979
Advance payments by borrowers for taxes and insurance	2,697	2,508
Other liabilities	44,999	59,668

Total liabilities	2,275,940	3,106,663

Equity:
Preferred stock — $0.01 par value:
Authorized — 20,000,000 shares in 2010 and 2009
Issued and outstanding — none in 2010 and 2009	—	—
Common stock — $0.01 par value:
Authorized — 200,000,000 shares in 2010 and 2009
Issued — 78,783,849 shares in 2010 and 2009
Outstanding — 45,769,443 shares in 2010 and 46,165,635 in 2009	788	788
Additional paid-in capital	494,377	499,376
Retained earnings	191,238	272,518
Unearned ESOP shares	—	(347)
Accumulated other comprehensive loss	(6,897)	(2,406)
Treasury stock — 33,014,406 shares in 2010 and 32,618,214 in 2009	(366,553)	(367,452)

Total shareholders’ equity	312,953	402,477
Non-controlling interest in real estate partnership	2,925	2,924

Total equity including non-controlling interest	315,878	405,401

Total liabilities and equity	$2,591,818	$3,512,064

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Interest income:
Loans	$18,752	$22,305	$79,266	$95,802
Investment securities	2,172	4,733	15,428	18,199
Mortgage-related securities	1,404	7,894	17,445	37,734
Interest-earning deposits	223	2	430	79

Total interest income	22,551	34,934	112,569	151,814

Interest expense:
Deposits	6,105	9,409	28,606	44,568
Borrowings	8,371	9,873	37,664	39,205
Advance payment by borrowers for taxes and insurance	2	4	6	11

Total interest expense	14,478	19,286	66,276	83,784

Net interest income	8,073	15,648	46,293	68,030
Provision for loan losses	33,940	3,591	49,619	12,413

Net interest income (loss) after provision for loan losses	(25,867)	12,057	(3,326)	55,617

Non-interest income:
Service charges on deposits	1,614	1,651	6,126	6,408
Brokerage and insurance commissions	752	715	3,067	2,785
Loan-related fees and servicing revenue, net	142	406	103	184
Gain on loan sales activities, net	3,084	1,311	8,571	9,110
Gain (loss) on investments, net	(325)	538	15,966	6,758
Loss on real estate held for investment	(700)	—	(700)	—
Other non-interest income	1,715	1,424	7,470	6,436

Total non-interest income	6,282	6,045	40,603	31,681

Non-interest expense:
Compensation, payroll taxes, and other employee benefits	9,297	8,810	36,009	39,077
Occupancy and equipment	2,721	2,814	11,221	11,760
Federal insurance premiums and special assessment	1,012	938	4,069	4,597
Loss on foreclosed real estate, net	2,141	497	6,346	646
Loss on early repayment of FHLB borrowings	89,348	—	89,348	—
Other non-interest expense	3,724	3,144	12,832	12,075

Total non-interest expense	108,243	16,203	159,825	68,155

Income (loss) before income tax expense (benefit)	(127,828)	1,899	(122,548)	19,143
Income tax expense (benefit)	(51,430)	424	(49,909)	5,418

Net income (loss) before non-controlling interest	(76,398)	1,475	(72,639)	13,725
Net loss (income) attributable to non-controlling interest	(1)	—	(1)	—

Net income (loss)	($76,399)	$1,475	($72,640)	$13,725

Per share data:
Earnings (loss) per share-basic	($1.68)	$0.03	($1.59)	$0.29

Earnings (loss) per share-diluted	($1.68)	$0.03	($1.59)	$0.29

Cash dividends paid	$0.03	$0.07	$0.20	$0.34

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Loan Originations and Sales
Mortgage loan originations:
One- to four-family	$183,649	$95,872	$495,558	$639,680
Multi-family	560	4,348	35,291	11,689
Commercial real estate	8,465	7,264	23,922	43,523

Total mortgage loans	192,674	107,484	554,771	694,892

Consumer loan originations	20,465	18,078	78,198	76,854
Commercial business loan originations	12,369	5,427	34,530	22,617

Total loans originated	225,508	130,989	667,499	794,363
Mortgage loans purchased	—	—	—	2,658

Total loans originated and purchased	$225,508	$130,989	$667,499	$797,021

Mortgage loan sales	$186,255	$90,762	$409,369	$583,966

	December 31	December 31
	2010	2009

Loan Portfolio Analysis
Mortgage loans:
One- to four-family	$531,874	$644,852
Multi-family	235,898	190,377
Commercial real estate	257,961	277,168
Construction and development	85,094	115,786

Total mortgage loans	1,110,827	1,228,183
Consumer loans	243,498	275,497
Commercial business loans	50,123	52,016

Total loans receivable	1,404,448	1,555,696
Allowance for loan losses	(47,985)	(17,028)
Undisbursed loan proceeds and deferred fees and costs	(32,894)	(32,612)

Total loans receivable, net	$1,323,569	$1,506,056

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
	2010	2009

Non-Performing Loans and Assets
Non-accrual mortgage loans:
One- to four-family	$18,527	$12,126
Multi-family	33,953	3,357
Commercial real estate	52,556	18,840
Construction and development loans	12,781	4,859

Total non-accrual mortgage loans	117,817	39,182

Non-accrual consumer loans:
Secured by real estate	1,371	1,433
Other consumer loans	273	212

Total non-accrual consumer loans	1,644	1,645
Non-accrual commercial business loans	3,113	923

Total non-accrual loans	122,574	41,750
Accruing loans delinquent 90 days or more	373	834

Total non-performing loans	122,947	42,584
Foreclosed properties and repossessed assets	19,293	17,689

Total non-performing assets	$142,240	$60,273

Non-performing loans to loans receivable, net	9.29%	2.83%
Non-performing assets to total assets	5.49%	1.72%

	Twelve Months Ended December 31
	2010	2009
Activity in Allowance for Loan Losses
Balance at the beginning of the period	$17,028	$12,208
Provision for the period	49,619	12,413

Charge-offs:
One- to four-family	(528)	(397)
Multi-family	(140)	(4,523)
Commercial real estate	(11,621)	(1,989)
Construction and development loans	(3,515)	—
Consumer loans	(776)	(527)
Commercial business loans	(2,140)	(210)

Total charge-offs	(18,720)	(7,646)

Recoveries:
One- to four-family	20	1
Commercial real estate	1	19
Consumer loans	37	33

Total recoveries	58	53

Net charge-offs	(18,662)	(7,593)

Balance at the end of the period	$47,985	$17,028

Net charge-offs to average loans, annualized	1.26%	0.45%

	December 31	December 31
	2010	2009

Allowance Ratios
Allowance for loan losses to non-performing loans	39.03%	39.99%
Allowance for loan losses to total loans	3.63%	1.13%

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
	2010	2009

Deposit Liabilities Analysis
Non-interest-bearing checking	$94,446	$94,619
Interest-bearing checking	219,136	211,448
Savings accounts	210,334	196,983
Money market accounts	423,923	345,144
Certificates of deposit	1,130,471	1,289,314

Total deposit liabilities	$2,078,310	$2,137,508

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Selected Operating Ratios
Net interest margin (1)	1.08%	1.92%	1.47%	2.09%
Net interest rate spread	0.91%	1.67%	1.26%	1.82%
Return on average assets	(9.27)%	0.17%	(2.12)%	0.39%
Return on average shareholders’ equity	(81.49)%	1.46%	(18.47)%	3.40%
Efficiency ratio (2)	128.71%	76.59%	99.36%	73.32%
Non-interest expense as a percent of average assets (3)	2.29%	1.86%	2.06%	1.95%
Shareholders’ equity to total assets at end of period	12.07%	11.46%	12.07%	11.46%
Tangible common equity to adjusted total assets at end of period (4)	10.25%	10.11%	10.25%	10.11%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.

(2)	Efficiency ratio is determined by dividing non-interest expense less loss on early repayment of FHLB borrowings by the sum of net interest income and non-interest income less net investment gains for the periods indicated.

(3)	Ratio excludes impact of loss on early repayment of FHLB borrowings in the 2010 periods.

(4)	This is a non-GAAP disclosure. The ratio is computed as shareholders’ equity less goodwill divided by total assets less goodwill.

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009
Other Information
Average earning assets	$2,990,284	$3,259,734	$3,158,836	$3,256,223
Average assets	3,295,982	3,488,150	3,425,106	3,492,381
Average interest bearing liabilities	2,750,682	2,945,361	2,881,971	2,945,024
Average shareholders’ equity	374,988	404,682	393,259	403,798
Average tangible shareholders’ equity (5)	322,418	352,112	340,689	351,228
Weighted average number of shares outstanding:
As used in basic earnings per share	45,601,898	45,924,959	45,596,490	46,565,895
As used in diluted earnings per share	45,601,898	46,438,289	45,596,490	47,178,479

(5)	Average tangible shareholders’ equity is average total shareholders’ equity minus goodwill.

	December 31	December 31
	2010	2009
Number of shares outstanding (net of treasury shares)	45,769,443	46,165,635
Book value per share	$6.84	$8.72

	December 31	December 31
	2010	2009
Weighted Average Net Interest Rate Spread
Yield on loans	5.45%	5.76%
Yield on investments	2.74%	3.19%
Combined yield on loans and investments	4.55%	4.49%
Cost of deposits	1.12%	1.65%
Cost of borrowings	4.79%	4.32%
Total cost of funds	1.37%	2.49%
Interest rate spread	3.18%	2.04%